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                                                             EXHIBIT 23.1(c)

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Amendment No. 1 to the registration statement on Form S-3 of our report dated August 18, 1995, on our audits of the combined consolidated balance sheets of NPI Property Management Corporation, Inc., National Property Investors, Inc. and NPI CL Management L.P. as of June 30, 1995 and 1994, and the related combined consolidated statements of operations and cash flows for the years then ended, and the consolidated statements of operations and cash flows of National Property Investors, Inc. ("NPI Florida" see Note 1 to the financial statements referenced herein) for the year ended June 30, 1993. We also consent to the reference to our firm under the caption "Experts."



/s/ Coopers & Lybrand L.L.P.
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Atlanta, Georgia
December 10, 1996